State of Delaware
Secretary of State
Division of Corporations
Delivered 05:58 PM 06/16/2010
FILED 05:58 PM 06/16/2010
SRV 100664327 - 2514411 FILE

# CERTIFICATE OF AMENDMENT
# OF
# CERTIFICATE OF INCORPORATION
# OF
# GENERAL METALS CORPORATION
**a Delaware Corporation**

(pursuant to Section 242 of the Delaware General Corporation Law)

**General Metals Corporation** (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

**FIRST:** That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article 4 of the Corporation's Certificate of Incorporation be amended in its entirety as follows:

> "FOURTH:
>
> The total number of shares which the Corporation is authorized to issue is: 550,000,000 shares as follows:
>
> 500,000,000 shares of common stock with a par value of $0.001 and 50,000,000 shares of preferred stock with a par value of $0.001.
>
> To the fullest extent permitted by the laws of the State of Delaware (currently set forth in GCL 151 and 157), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of such class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

**SECOND:** That thereafter, pursuant to a resolution of its Board of Directors, an annual and special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the GCL, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendments (the "Amendments").

**THIRD:** That the Amendments were duly adopted in accordance with the provisions of Section 242 of the GCL.

**FOURTH:** That the foregoing Amendments shall become effective on June 16, 2010.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Daniel J. Forbush, its duly authorized Chief Financial Officer and Principal Accounting Officer this 16th day of June, 2010.

By: D J Forbush

Daniel J. Forbush, CPA
Chief Financial Officer